DraftKings Inc.
Amended and Restated Lock-Up Agreement
October 4, 2020
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC

As Representatives of the several Underwriters

c/o Credit Suisse Securities (USA) LLC
11 Madison Ave
New York, NY 10010-3629

and

c/o Goldman Sachs & Co. LLC
200 West Street
New York, NY 10282-2198

Re:  DraftKings Inc. – Amended and Restated Lock-Up Agreement

Ladies and Gentlemen:
The undersigned understands that you, as representatives (the “Representatives”), propose to enter into an underwriting agreement (the “Underwriting Agreement”) on behalf of the several underwriters named in Schedule I thereto (collectively, the “Underwriters”), with DraftKings Inc., a Nevada corporation (the “Company”), providing for a public offering (the “Offering”) of Class A common stock, par value $0.0001 per share, of the Company, (the “Shares”) pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).
The undersigned agrees and acknowledges that this agreement (the “Amended and Restated Lock-Up Agreement”) hereby amends and restates in its entirety that certain lock-up agreement from the undersigned, dated June 18, 2020, addressed to the Representatives, which lock-up agreement was executed by the undersigned in connection with the public offering of shares of the Company’s common stock that closed on June 23, 2020.
In consideration of the agreement by the Underwriters to offer and sell the Shares, and of other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Amended and Restated Lock-Up Agreement and continuing to and including the date 90 days after the date set forth on the final prospectus used to sell the Shares (the “Lock-Up Period”), the undersigned will not, and will not cause or direct any of its affiliates (which, for the avoidance of doubt, shall not include the Company) to, (i) offer, sell, contract to sell, pledge, grant any option to purchase, lend or otherwise dispose of any Shares, or any options or warrants to purchase any Shares, or any securities convertible into, exchangeable for or that represent the right to receive Shares (such options, warrants or other securities, collectively, “Derivative Instruments”), including without limitation any such shares or Derivative Instruments now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC, (ii) engage in any hedging or other transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or instrument, however described or defined) which is designed to or which reasonably could be expected to lead to or result in a sale, loan, pledge or other disposition (whether by the undersigned or someone other than the undersigned), or transfer of any of the economic consequences of ownership, in whole or in part, directly or indirectly, of any Shares or Derivative Instruments, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of Shares or other securities, in cash or otherwise (any such sale, loan, pledge or other disposition, or transfer of economic consequences, a “Transfer”) or (iii) otherwise publicly announce any intention to engage in or cause any action or activity described in clause (i) above or transaction or arrangement described in clause (ii) above; provided that for all purposes of this Amended and Restated Lock-Up Agreement such Shares shall not include any Shares received pursuant to (x) a subscription agreement with the Company or upon conversion of convertible notes, each as delivered in connection with the Company’s business combination with Diamond Eagle Acquisition Corp. (“DEAC”) and SBTech (Global) Limited or (y) the cashless exercise of warrants of the Company which were formerly warrants of DEAC, which shall remain free of transfer restrictions. Except with respect to Transfers expressly permitted hereunder, the undersigned represents and warrants that the undersigned is not, and has not caused or directed any of its affiliates (which, for the avoidance of doubt, shall not include the Company) to be or become, currently a party to any agreement or arrangement that provides for, is designed to or which reasonably could be expected to lead to or result in any Transfer during the Lock-Up Period. For the avoidance of doubt, the undersigned agrees that the foregoing provisions shall be equally applicable to any issuer-directed or other Shares the undersigned may purchase in the Offering.
If the undersigned is not a natural person, the undersigned represents and warrants that no single natural person, entity or “group” (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than a natural person, entity or “group” (as described above) that has executed a lock-up agreement in substantially the same form as this Amended and Restated Lock-Up Agreement, beneficially owns, directly or indirectly, 50% or more of the common equity interests, or 50% or more of the voting power, in the undersigned.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer their Shares as provided below, provided that, with respect to clauses (i) – (iv), such transfer is not required to be reported with the SEC on Form 4 (a “Form 4”) in accordance with Section 16 of the Exchange Act and the undersigned does not otherwise voluntarily file a Form 4:
(i) as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;
(ii) as a charitable deduction of not more than $2 million in the aggregate for all signatories, subject to the Company’s approval;
(iii) by will or intestacy, provided that the legatee, heir or other transferee agrees to be bound in writing by the restrictions set forth herein;
(iv) to an entity wholly owned by the undersigned and/or to any trust or any entity wholly owned by such trust, in all cases for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the entity and/or the trustee of the trust, as applicable, agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value. For purposes of this Amended and Restated Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin;
(v) pursuant to the Underwriting Agreement;
(vi) to the Company in full or partial payment of the exercise price for options to purchase the Company’s common stock or to the Company in full or partial payment of taxes required to be paid upon the exercise of options to purchase the Company’s common stock, or the vesting of restricted shares of, or vesting or settlement of restricted stock units settleable in shares of, the Company’s common stock, in each case pursuant to the terms of the Company’s employee stock option or other employee or director incentive plans in effect on the date of the preliminary prospectus used to market the Shares and described in such preliminary prospectus and the final prospectus used to sell the Shares pursuant to the Underwriting Agreement, provided that (i) any remaining Shares received upon such exercise or such vesting or settlement will be subject to the restrictions set forth in this Amended and Restated Lock-Up Agreement and (ii) (1) if such transfer is required to be reported to the SEC under Section 16 of the Exchange Act during the Lock-Up Period or the undersigned voluntarily effects any public filing or reporting regarding such transfer during the Lock-up Period, any such filing shall clearly indicate in the footnotes thereto that (A) the undersigned is subject to this Amended and Restated Lock-Up Agreement and the filing relates to the circumstances described in this clause (vi) and (B) no Shares were sold by the undersigned, other than such transfers to the Company as described in this clause (vi) and (2) the undersigned does not otherwise voluntarily effect any other public filing or report regarding such transfers during the Lock-Up Period;
(vii) in connection with a pledge of Shares (including any subsequent transfer upon foreclosure under any such pledge) in connection with a margin loan of not more than $75 million in the aggregate for all signatories, where such pledge has been approved under or in accordance with the Company’s Insider Trading Policy; and
(viii) with the prior written consent of the Representatives on behalf of the Underwriters.
Furthermore, the undersigned may establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Shares, provided that (A) such plan does not provide for the transfer of Shares during the Lock-Up Period and (B) no filing under the Exchange Act or announcement be voluntarily made by or on behalf of the undersigned during the Lock-Up Period, and to the extent that a filing under the Exchange Act is required during the Lock-Up Period by or on behalf of the undersigned or the Company regarding the establishment of such plan, such filing will include a statement to the effect that no transfer of Shares may be made under such plan during the Lock-Up Period;
In addition, notwithstanding the foregoing, the undersigned may transfer its Shares, (x) if the undersigned is a corporation, to any of its wholly-owned subsidiaries, (y) as part of a distribution to limited partners, members, unitholders or stockholders of the undersigned, or (z) to any corporation, partnership or other business entity with whom the undersigned shares in common an investment manager or advisor which has investment discretionary authority with respect to the undersigned’s and the entity’s investments pursuant to an investment advisory or similar agreement; provided, however, that in any such case, it shall be a condition to the transfer that (A) the transferee executes an agreement agreeing to be bound by the terms of this Amended and Restated Lock-Up Agreement, (B) such transfer shall not involve a disposition for value, and (C) such transfer is not required to be reported to the SEC on Form 4 in accordance with Section 16 of the Exchange Act. The undersigned now has, and, except as contemplated by clauses (i), (ii), (iii), (iv), (v), (vi), (vii) or (viii) above or the immediately preceding sentence and except with regards to liens, encumbrances and claims existing as of the date hereof as set forth on Schedule A attached hereto, for the duration of this Amended and Restated Lock-Up Agreement will have, good and marketable title to the undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Shares except in compliance with the foregoing restrictions.
Notwithstanding anything herein to the contrary, the foregoing shall not be deemed to restrict the undersigned from exercising options or warrants to purchase Shares during the Lock-Up period, provided in all such cases that (i) any and all Shares received upon such exercise will be subject to the restrictions set forth in this Amended and Restated Lock-Up Agreement and (ii) (1) any filing under Section 16 of the Exchange Act made during the Lock-Up Period shall clearly indicate in the footnotes thereto that (A) the undersigned is subject to this Amended and Restated Lock-Up Agreement and the filing relates to the circumstances described in this paragraph and (B) no Shares were sold by the undersigned and (2) the undersigned does not otherwise voluntarily effect any other public filing or report regarding such transfers during the Lock-Up Period.
This Amended and Restated Lock-Up Agreement shall automatically terminate upon the earliest to occur, if any, of (1) the Representatives on behalf of the Underwriters advising the Company in writing, prior to the execution of the Underwriting Agreement, that they have decided not to proceed with the Offering, (2) termination of the Underwriting Agreement before the sale of any Shares to the Underwriters, (3) withdrawal of the registration statement filed with the SEC with respect to the Offering, or (4) October 8, 2020, in the event that the Underwriting Agreement has not been executed by that date.
The undersigned understands that the Company and the Underwriters are relying upon this Amended and Restated Lock-Up Agreement in proceeding toward consummation of the Offering. The undersigned further understands that this Amended and Restated Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.
[Signature page follows]